Exhibit 99.1

TRONOX TO VIGOROUSLY FIGHT FTC LAWSUIT

•	Tronox maintains proposed acquisition of Saudi-owned Cristal will benefit customers and consumers

•	Company will defend pro-competitive transaction in court

STAMFORD, Conn., December 5, 2017 -- Tronox Limited (NYSE: TROX) today said it would vigorously fight a lawsuit filed December 5, 2017 by the U.S. Federal Trade Commission (FTC) seeking to block the company’s proposed acquisition of the titanium dioxide (TiO2) business of Cristal, a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia.

Tronox maintains that the FTC’s complaint is based on an erroneous view of the global TiO2 market and a flawed analysis of the Tronox/Cristal transaction.

“It is extremely disappointing that the FTC has taken this unmerited action to try to block a highly synergistic acquisition which will enhance competition in the TiO2 industry and benefit our customers around the world,” said Tronox Chief Executive Officer Jeffry N. Quinn. “Our combination with Cristal is an important part of our strategy to build a vertically integrated company that will deliver a low-cost, secure supply of TiO2 pigment to a global customer base.”

In brief, the company maintains that the FTC has made significant errors in its analysis of the transaction, including:

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The FTC’s case is premised on a narrow and flawed view of the size of the TiO2 market. The commission, for example, focuses on TiO2 produced by the chloride process, all but ignoring TiO2 produced via the sulfate process, thereby overlooking nearly half of the available product and miscalculating the market share of individual producers, including overstating the post-transaction Tronox/Cristal. Similarly, the commission’s proposed North American market ignores global trade flows and excludes a significant amount of TiO2 imported from Europe and Asia.

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The FTC has taken the position that the market operates as an oligopoly, and the post-merger Tronox/Cristal will coordinate to restrain production. In fact, the combined company will have powerful incentives to run its pigment plants at full capacity, regardless of the activities of competitors.

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The FTC believes the merger partners intend to cut pigment production unilaterally. The opposite is true — the transaction makes sense only if the combined firm can exploit all potential synergies to safely expand production at a lower cost per ton.

Tronox first filed its Hart-Scott-Rodino notification form on March 14, 2017.  The waiting period has been extended several times by agreement of the parties, including after the company had fully complied with the FTC’s Second Request. During such time, Tronox fully and completely cooperated with the FTC, diligently responding to all questions and information requests, including producing over one million pages of documents for its review.  In its press release earlier today, the FTC attempted to refute Tronox’s prior public announcement that the waiting period in the United States under the Hart-Scott-Rodino Act expired at 11:59 p.m. EST on December 1, 2017 by suggesting that the FTC and Tronox are parties to a written agreement not to close the transaction until Tronox provided FTC staff with 10 business days’ advance notice.  In fact, on October 25, 2017 (26 business days prior to December 1), Tronox provided the FTC with an unambiguous notice of its intent to close the transaction at the end of the statutory waiting period (which was extended to December 1 by agreement of Tronox and Cristal), assuming all other conditions to closing were satisfied as of that date.

Mr. Quinn stated: “The FTC bears the burden of proving to a court that this transaction violates the law. While we are always willing to consider appropriate remedial action to address the commission’s concerns, we maintain the transaction should be allowed to proceed and are fully prepared to defend our position in court.”

About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

About Cristal

Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

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Investor Contact: Brennen Arndt
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